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Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Quanex Corporation
Houston, Texas

        We have audited the accompanying balance sheets of Quanex Corporation and subsidiaries as of October 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 31, 2003. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion such consolidated financial statements present fairly, in all material respects, the financial position of Quanex Corporation and subsidiaries as of October 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respect the information set forth therein.

        As discussed in Note 20, the accompanying 2003 financial statements have been reclassified relating to discontinued operations.

/s/ Deloitte & Touche LLP

Houston, Texas
December 15, 2003
(September 23, 2004 as to Note 20)

QUANEX CORPORATION
CONSOLIDATED BALANCE SHEETS

	October 31,
	2003	2002
	(In thousands)
ASSETS
Current assets:
Cash and equivalents	$22,108	$18,283
Accounts and notes receivable, net of allowance of $6,829 and $6,425	116,596	114,021
Inventories	77,261	86,649
Deferred income taxes	5,647	8,038
Other current assets	1,545	742
Current assets of discontinued operations	10,291	10,198

Total current assets	233,448	237,931
Property, plant and equipment	757,491	737,969
Less accumulated depreciation and amortization	(447,041)	(413,341)

Property, plant and equipment, net	310,450	324,628
Goodwill, net	66,436	66,436
Cash surrender value insurance policies, net	24,536	25,799
Intangible assets, net	2,755	2,870
Other assets	3,521	5,251
Assets of discontinued operations	42,321	49,905

	$683,467	$712,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$86,285	$74,169
Accrued liabilities	35,926	44,096
Income taxes payable	8,098	6,969
Other current liabilities	46	3,970
Current maturities of long-term debt	3,877	434
Current liabilities of discontinued operations	6,433	7,296

Total current liabilities	140,665	136,934
Long-term debt	15,893	75,131
Deferred pension credits	7,781	4,928
Deferred postretirement welfare benefits	7,845	7,928
Deferred income taxes	51,782	50,760
Non-current environmental reserves	13,517	15,353
Other liabilities	283	359
Liabilities of discontinued operations	542	32

Total liabilities	238,308	291,425
Stockholders' equity:
Preferred stock, no par value, shares authorized 1,000,000; issued and outstanding none	—	—
Common stock, $0.50 par value, shares authorized 50,000,000; issued 16,519,271 and 16,455,633	8,260	8,227
Additional paid-in-capital	187,114	185,972
Retained earnings	264,067	232,074
Unearned compensation	(164)	(418)
Accumulated other comprehensive income	(3,641)	(3,479)

	455,636	422,376
Less common stock held by rabbi trust, 47,507 and 42,538 shares	(1,317)	(981)
Less cost of shares of common stock in treasury, 294,803 and no shares	(9,160)	—

Total stockholders' equity	445,159	421,395

	$683,467	$712,820

QUANEX CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Years ended October 31,
	2003	2002	2001
	(In thousands, except per share amounts)
Net sales	$976,002	$922,110	$838,839
Cost of sales	815,546	749,469	694,405
Selling, general and administrative expense	49,579	50,143	50,553
Depreciation and amortization	42,393	40,017	39,821
Gain on sale of land	(405)	—	—

Operating income	68,889	82,481	54,060
Interest expense	(2,829)	(14,933)	(16,922)
Capitalized interest	—	1,879	1,666
Retired executive life insurance benefit	2,152	9,020	—
Other, net	2,695	2,348	3,562

Income from continuing operations before income taxes	70,907	80,795	42,366
Income tax expense	(24,906)	(25,807)	(15,158)

Income from continuing operations	46,001	54,988	27,208
Income (loss) from discontinued operations, net of taxes	(3,114)	494	1,986

Net income	$42,887	$55,482	$29,194

Basic earnings per common share:
Earnings from continuing operations	$2.85	$3.71	$2.03
Earnings (loss) from discontinued operations	$(0.20)	$0.03	$0.15

Basic earnings per share	$2.65	$3.74	$2.18

Diluted earnings per common share:
Earnings from continuing operations	$2.81	$3.49	$1.95
Earnings (loss) from discontinued operations	$(0.19)	$0.03	$0.12

Diluted earnings per share	$2.62	$3.52	$2.07

Weighted average common shares outstanding:
Basic	16,154	14,823	13,399
Diluted	16,384	16,237	15,426

QUANEX CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Accumulated Other Comprehensive Income
Years Ended October 31, 2003, 2002, and 2001	Comprehensive Income	Common Stock	Additional Paid-in Capital	Retained Earnings	Minimum Pension Liability	Derivative Gain (Loss)	Treasury Stock and Other	Total Stockholders' Equity
		(in thousands)
Balance at October 31, 2000		$7,110	$111,061	$165,841	$(301)	$—	$(17,214)	$266,497
Comprehensive income:
Net income	$29,194			29,194				29,194
Adjustment for minimum pension liability (net of tax expense of $965)	(1,508)				(1,508)			(1,508)
Derivative transactions:
Current period hedging transactions (net of taxes of $4,264)	(6,669)					(6,669)		(6,669)
Reclassifications into earnings (net of taxes of $809)	1,266					1,266		1,266

Total comprehensive income	$22,283
Common dividends ($0.64 per share)				(8,621)				(8,621)
Common stock held by Rabbi Trust							2,476	2,476
Cost of common stock in treasury							726	726
Other		(67)	(2,747)	(140)			(430)	(3,384)

Balance at October 31, 2001		$7,043	$108,314	$186,274	$(1,809)	$(5,403)	$(14,442)	$279,977
Comprehensive income:
Net income	$55,482			55,482				55,482
Adjustment for minimum pension liability (net of taxes of $798)	(1,247)				(1,247)			(1,247)
Derivative transactions:
Current period hedging transactions (net of taxes of $511)	(798)					(798)		(798)
Reclassifications into earnings (net of taxes of $3,694)	5,778					5,778		5,778

Total comprehensive income	$59,215
Common dividends ($0.64 per share)				(9,637)				(9,637)
Common stock held by Rabbi Trust							(108)	(108)
Cost of common stock in treasury							12,672	12,672
Other		1,184	77,658	(45)			479	79,276

Balance at October 31, 2002		$8,227	$185,972	$232,074	$(3,056)	$(423)	$(1,399)	$421,395
Comprehensive income:
Net income	$42,887			42,887				42,887
Adjustment for minimum pension liability (net of taxes of $372)	(583)				(583)			(583)
Derivative transactions:
Current period hedging transactions (net of taxes of $1)	(2)					(2)		(2)
Reclassifications into earnings (net of taxes of $270)	423					423		423

Total comprehensive income	$42,725
Common dividends ($0.68 per share)				(10,865)				(10,865)
Common stock held by Rabbi Trust							(336)	(336)
Cost of common stock in treasury							(9,160)	(9,160)
Other		33	1,142	(29)			254	1,400

Balance at October 31, 2003		$8,260	$187,114	$264,067	$(3,639)	$(2)	$(10,641)	$445,159

QUANEX CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Years Ended October 31, 2003, 2002 and 2001
		Common Shares
	Preferred Shares Issued	Issued	Treasury	Rabbi Trust	Net Outstanding
Balance at October 31, 2000	—	14,220,666	(677,526)	(147,689)	13,395,451
Treasury shares purchased			(119,000)		(119,000)
Stock issued—options exercised (net of trade-ins)			47,960		47,960
Stock issued—compensation plans			84,812		84,812
Rabbi Trust		(135,024)	29,819	105,205	—

Balance at October 31, 2001	—	14,085,642	(633,935)	(42,484)	13,409,223
Stock issued—options exercised (net of trade-ins)		562,926	597,284		1,160,210
Stock issued—compensation plans		(1,902)	22,797		20,895
Stock issued—conversion of subordinated debentures		1,822,594	173		1,822,767
Rabbi Trust		(13,627)	13,681	(54)	—

Balance at October 31, 2002	—	16,455,633	—	(42,538)	16,413,095
Treasury shares purchased		—	(438,600)	—	(438,600)
Stock issued—options exercised (net of trade-ins)		42,333	161,677	—	204,010
Stock issued—compensation plans		1,000	(2,544)	—	(1,544)
Rabbi Trust		20,305	(15,336)	(4,969)	—

Balance at October 31, 2003	—	16,519,271	(294,803)	(47,507)	16,176,961

QUANEX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW

	Years ended October 31,
	2003	2002	2001
	(In thousands)
Operating activities:
Net income	$42,887	$55,482	$29,194
Loss from discontinued operations	3,114	(494)	(1,986)

	46,001	54,988	27,208
Adjustments to reconcile net income to cash provided by operating activities:
Gain on sale of land	(405)	—	—
Loss on early extinguishment of debt	—	922	(573)
Retired executive life insurance benefit	(2,152)	(9,020)	—
Depreciation and amortization	42,742	40,274	40,224
Deferred income taxes	4,329	(4,235)	22,527
Deferred pension and postretirement benefits	1,524	(4,766)	(1,231)

	92,039	78,163	88,155
Changes in assets and liabilities net of effects from acquisitions and dispositions:
Increase in accounts and notes receivable	(8,575)	(5,216)	(9,755)
Increase in inventory	9,388	(6,074)	19,623
Increase (decrease) in accounts payable	8,176	1,215	(3,736)
Increase (decrease) in accrued liabilities	(4,230)	(6,118)	(648)
Decrease in income taxes payable	1,129	649	192
Other, net	(5,734)	4,901	2,072
Operating cash flow from discontinued operations	10,647	13,591	(10,953)

Cash provided by operating activities	102,840	81,111	84,950
Investment activities:
Acquisitions, net of cash acquired	—	(17,283)	(17,922)
Proceeds from sale of land	2,832	—	—
Capital expenditures, net of retirements	(28,070)	(32,589)	(54,638)
Executive life insurance proceeds	6,442	26,111	—
Other, net	(3,081)	(4,365)	(3,597)
Cash used for investment activities from discontinued operations	(623)	(1,682)	(937)

Cash used for investment activities	(22,500)	(29,808)	(77,094)
Financing activities:
Bank borrowings (repayments), net	(55,000)	(82,029)	12,727
Redemption and purchase of subordinated debentures	—	(1,314)	(3,942)
Purchase of Quanex common stock	(13,515)	—	(2,226)
Common stock dividends paid	(10,865)	(9,637)	(8,621)
Issuance of common stock, net	5,163	33,948	2,473
Other, net	(2,298)	(3,561)	(1,103)

Cash provided by (used for) financing activities	(76,515)	(62,593)	(692)
Increase (decrease) in cash and equivalents	3,825	(11,290)	7,164
Cash and equivalents at beginning of period	18,283	29,573	22,409

Cash and equivalents at end of period	$22,108	$18,283	$29,573

6

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Significant Accounting Policies

        The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Estimates and assumptions about future events and their effects cannot be perceived with certainty. Estimates may change as new events occur, as more experience is acquired, as additional information becomes available and as the Company's operating environment changes. Actual results could differ from estimates.

        The Company believes the following are the most critical accounting policies used in the preparation of the Company's consolidated financial statements as well as the significant judgments and uncertainties affecting the application of these policies.

Revenue Recognition and Allowance for Doubtful Accounts

        The Company recognizes revenue when the products are shipped and the title and risk of ownership pass to the customer. Selling prices are fixed based on purchase orders or contractual agreements. Inherent in the Company's revenue recognition policy is the determination of collectibility. This requires management to make frequent judgments and estimates in order to determine the appropriate amount of allowance needed for doubtful accounts. The Company's allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. This allowance is maintained at a level the Company considers appropriate based on historical and other factors that affect collectibility. These factors include historical trends of write-offs, recoveries and credit losses, the careful monitoring of portfolio credit quality, and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance.

Inventory

        The Company records inventory valued at the lower of cost or market value. Inventory quantities are regularly reviewed and provisions for excess or obsolete inventory are recorded primarily based on the Company's forecast of future demand and market conditions. Significant unanticipated changes to the Company's forecasts could require a change in the provision for excess or obsolete inventory.

Risk Management and Derivative Instruments

        The Company's current risk management strategies include the use of derivative instruments to reduce certain risks. The critical strategies include: (1) the use of commodity futures and options to fix the price of a portion of anticipated future purchases of certain raw materials and energy to offset the effect of fluctuations in the costs of those commodities, and (2) the use of interest rate swaps to fix the rate of interest on a portion of floating rate debt. These hedges have been designated as cash flow hedges. The effective portion of gains and losses is recorded in the accumulated other comprehensive income component of stockholders' equity in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities". The Company evaluates all derivative instruments each quarter to determine if they are highly effective. Any ineffectiveness is recorded in the statement of income. If the anticipated future transactions are no longer expected to occur, the unrealized gains and losses on the related hedge are reclassified to the consolidated statement of income. (See Note 16 to the financial statements for further explanation.)

Long-Lived Assets

        Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, and other assets, comprise a significant amount of the Company's total assets. The Company makes judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, carrying values of these assets are periodically reviewed for impairment and further reviewed whenever events or changes in circumstances indicate that carrying value may be impaired. The carrying values are compared with the fair value of such assets calculated based on the anticipated future cash flows related to those assets. If the carrying value of a long-lived asset exceeds its fair value, an impairment charge is recorded in the period in which such review is performed. This requires the Company to make long-term forecasts of its future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for the Company's products and future market conditions. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period.

        Property, plant and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of certain categories are as follows:

Years
Land improvements	10 to 25
Buildings	10 to 40
Machinery and equipment	3 to 20

Income Taxes

        The Company records the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and the amounts reported in the Company's consolidated balance sheet, as well as operating loss and tax credit carry forwards. The carrying value of the net deferred tax liability reflects the Company's assumption that the Company will be able to generate sufficient future taxable income in certain jurisdictions to realize its deferred tax assets. If the estimates and assumptions change in the future, the Company may be required to record a valuation allowance against a portion of its deferred tax assets. This could result in additional income tax expense in a future period in the consolidated statement of income.

Retirement and Pension Plans

        The Company sponsors a number of defined benefit pension plans and an unfunded postretirement plan that provides health care and life insurance benefits for eligible retirees and dependents. The measurement of liabilities related to these plans is based on management's assumptions related to future events, including expected return on plan assets, rate of compensation increases and health care cost trend rates. The discount rate, which is determined using a model that matches corporate bond securities, is applied against the projected pension and postretirement disbursements. Actual pension plan asset investment performance will either reduce or increase unamortized pension losses at the end of any fiscal year, which ultimately affects future pension costs.

Stock Based Employee Compensation

        In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company continues to apply the rules for stock-based compensation contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" using the intrinsic value method. The pro forma effect on net income and earnings per share of the fair value based method of accounting for stock-based compensation as required by SFAS No. 123 and SFAS No. 148 "Accounting for the Stock-Based Compensation—Transition and Disclosure" is disclosed below.

	Years Ended October 31,
	2003	2002	2001
	(In thousands)
Net income, as reported	$42,887	$55,482	$29,194
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,673)	(1,407)	(1,154)

Pro forma net income	$41,214	$54,075	$28,040

Earnings per common share:
Basic as reported	$2.65	$3.74	$2.18
Basic pro forma	$2.55	$3.65	$2.09
Diluted as reported	$2.62	$3.52	$2.07
Diluted pro forma	$2.52	$3.43	$2.00

        Fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions.

	Years Ended October 31,
	2003	2002	2001
Risk-free interest rate	4.49%	3.58%	4.28%
Dividend yield	1.98%	2.01%	3.10%
Volatility factor	50.21%	44.14%	42.87%
Weighted average expected life	9.5 years	5 years	5 years

Principles of Consolidation

        The consolidated financial statements include the accounts of Quanex Corporation and its subsidiaries (the "Company" or "Quanex"), all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation.

Earnings per Share Data

        Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Scope of Operations

        The Company operates primarily in two industry segments: vehicular products and building products. The Company's products include engineered steel bars, coiled aluminum sheet (mill finish and coated), aluminum and steel fabricated products, impact extrusions and hardwood architectural moulding and window and door accessories. The Company's manufacturing operations are conducted primarily in the United States.

Statements of Cash Flows

        The Company generally considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Similar investments with original maturities beyond three months are considered short-term investments. For fiscal years 2003, 2002, and 2001, cash paid for income taxes was $10,909,000, $17,666,000 and $11,324,000, respectively. These amounts are before refunds of $527,000, $135,000 and $219,000, respectively. Cash paid for interest for fiscal 2003, 2002, and 2001 was $2,562,000, $13,070,000 and $15,894,000, respectively.

Reclassification

        Certain reclassifications, none of which affected net income attributable to common stockholders, have been made to prior period amounts to conform to the presentation on Form 10-Q for the third quarter ended July 31, 2004. Specifically, the Company reclassified amortization of debt issuance costs from other, net to interest expense.

        In the third quarter of 2004, the Company committed to a plan to sell its Piper Impact business. Accordingly, the assets and liabilities of Piper Impact are reported as discontinued operations in the Consolidated Balance Sheets presented, and its operating results are reported as discontinued operations in the Consolidated Statements of Income (see Note 20).

New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations". SFAS No. 141 addresses financial accounting and reporting for business combinations. The provisions of this statement apply to all business combinations initiated after June 30, 2001. This statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Company followed the guidance of this statement for the business acquisition completed in fiscal 2002. See Note 2.

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill is no longer amortized, but reviewed for impairment annually, or more frequently if certain indicators arise. The Company adopted this statement on November 1, 2001 for its fiscal year ended October 31, 2002. In accordance with SFAS 142, the Company completed the transitional impairment test of goodwill during the second quarter ended April 30, 2002, which indicated that goodwill was not impaired. The Company again reviewed goodwill for impairment as of August 31, 2002 and 2003, which indicated that goodwill was not impaired. The Company plans to perform this impairment test as of August 31 each year or more frequently if certain indicators arise. The assessments were based on assumptions regarding estimated future cash flows and other factors, including the discount rate. If these estimates or their related assumptions change in the future, because of changes in events and circumstances, the Company may be required to record impairment charges in a future period.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. The Company adopted SFAS No. 143 during fiscal 2003, which did not have a material impact on the Company's financial position, results of operations, or cash flows.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement establishes a single accounting model for the impairment or disposal of long-lived assets. The Company adopted this Statement effective for fiscal 2003. The adoption of SFAS No. 144 did not have any material impact on the Company's financial position, results of operations, or cash flows.

        In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The rescission of Statement 4 is the only portion of this SFAS which currently has an impact on the Company. Under Statement 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS No. 145 eliminates Statement 4. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions". The provisions of SFAS No. 145 related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. Early application of the provisions of this Statement related to the rescission of Statement 4 was encouraged. The Company adopted this pronouncement effective the third quarter ended July 31, 2002 and restated prior periods.

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not anticipate any material impact on the Company's financial position, results of operations, or cash flows as a result of adoption.

        In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted this statement and included the new disclosure requirements in this report.

        In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". The provisions of this statement are effective for contracts entered into or modified after June 30, 2003, with certain exceptions. The Company does not anticipate any material impact on the Company's financial position, results of operations, or cash flows as a result of adoption.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities ("VIE's"), also commonly referred to as special purpose entities ("SPE's"). The objective of this interpretation is to provide guidance on how to identify a VIE and to determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a Company's consolidated financial statements. The provisions of this interpretation became effective upon issuance, with certain provisions applicable for the first interim or annual period beginning after December 15, 2003. As of October 31, 2003, this statement has no effect on the Company as Quanex does not have any VIEs.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 requires certain financial instruments with characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective in the fourth quarter of the Company's fiscal 2003. The Company's adoption of SFAS No. 150 did not have a material impact on its financial position or results of operations.

2.     Acquisitions

Colonial Craft

        On February 12, 2002, Quanex completed the purchase of certain assets and assumption of certain liabilities of Ekamar, Inc., formerly known as Colonial Craft, Inc., a Minnesota corporation, through its wholly owned subsidiary, Quanex Windows, Inc., for approximately $17.3 million in cash. Approximately $1.5 million of this purchase price was set aside in an escrow fund for environmental and certain other issues that may arise. No claims were made against this escrow fund, and as such, it has subsequently been released.

        The acquired business operates as a wholly owned subsidiary of the Company and has been renamed Colonial Craft, Inc. ("COLONIAL CRAFT"). The acquisition was accounted for as a purchase transaction under SFAS No. 141, and accordingly the tangible assets acquired and liabilities assumed were recorded at their fair value at the date of the acquisition. The results of operations of COLONIAL CRAFT have been included in the consolidated financial statements of Quanex subsequent to the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material.

        COLONIAL CRAFT is a manufacturer of value-added fenestration related wood products based in Roseville, Minnesota and Luck, Wisconsin (relocating Roseville facility to Mounds View, Minnesota in December 2002). COLONIAL CRAFT manufactures custom wood window accessories with two primary product lines: wood window grilles and hardwood architectural mouldings. COLONIAL CRAFT has become part of the Engineered Products division within the building products business segment. COLONIAL CRAFT provides direct synergy with one of the Company's two core businesses, sharing a similar customer base with Engineered Products.

        Within the terms of the purchase agreement, both selling and purchasing parties acknowledged that environmental reports showed evidence of minimal soil contamination at the Luck, Wisconsin facility, one of three COLONIAL CRAFT facilities. During the fiscal quarter ended July 31, 2002, the Company received notification from the Wisconsin Department of Commerce which stated that the residual soil and groundwater contamination was at levels below state regulatory limits and that they had determined that this site does not pose a significant threat to the environment or human health. During the fourth fiscal quarter of 2002, the Company closed the monitoring wells, as required, and received a notification from the Wisconsin Department of Commerce in November 2002 that the site was now listed as "closed".

        The following table summarizes the fair values of the assets acquired and liabilities assumed at February 12, 2002 (in thousands).

Current assets	$3,806
Property plant and equipment	4,775
Goodwill	7,210
Tradename	2,200
Patents	443
Non-compete agreements	313
Other non-current assets	29

Total assets	$18,776

Current liabilities	$1,265
Non-current liabilities	30

Total liabilities	1,295
Investment	17,481

Total liabilities and equity	$18,776

        The patents, which were valued at $443 thousand, are being amortized on a straight-line basis over a weighted average period of approximately 11 years. The non-compete agreements valued at $313 thousand are being amortized on the straight-line basis over 5 years. The tradename and goodwill are not subject to amortization, but are evaluated periodically in accordance with SFAS 142.

        Goodwill for COLONIAL CRAFT is deductible for tax purposes. The tax basis of goodwill for COLONIAL CRAFT at the date of acquisition was approximately $12 million.

Temroc

        On November 30, 2000, Quanex completed the purchase of all of the capital stock of Temroc Metals, Inc., ("Temroc"), a Minnesota corporation, for approximately $22 million in cash. Temroc, as a surviving corporation, became a wholly owned subsidiary of the Company. Goodwill associated with Temroc is approximately $14 million.

        Temroc is a leading aluminum extrusion and fabrication company based in Hamel, Minnesota where it manufactures customized aluminum extrusions and fabricated metal products for recreational vehicles, architectural products, electronics and other markets. Temroc has become part of the Company's vehicular segment and will continue to operate as a manufacturer of aluminum extrusions and fabricated metal products.

3.     Executive Life Insurance Benefit

        During the fiscal year ended October 31, 2003, a former executive of the Company, on whose life the Company held life insurance policies, died. As a result, the Company received life insurance proceeds totaling $6.4 million. Estimates of the cash surrender value of these life insurance policies amounting to $4.3 million were previously recognized in "Other assets" on the financial statements. The excess of the proceeds over the previously recorded cash surrender value amounting to $2.2 million was recognized as a non-taxable benefit on the income statement during the year ended October 31, 2003. The impact to the fiscal year ended October 31, 2003 basic and diluted earnings per share of this benefit was $0.13.

        During the fiscal year ended October 31, 2002, another of the Company's former executives, on whose life it held life insurance policies, died. As a result, the Company received life insurance proceeds totaling $26.1 million. Estimates of the cash surrender value of these life insurance policies amounting to $15.9 million were previously recognized in "Other assets" on the financial statements. The excess of the proceeds over the previously recorded cash surrender value and the liability to the beneficiaries of the executive amounting to $9.0 million was recognized as a non-taxable benefit on the income statement during the period ended October 31, 2002. The impact on October 31, 2002 earnings per share of this benefit was $0.61 basic and $0.56 diluted.

4.     Goodwill and Acquired Intangible Assets

        As of November 1, 2001, the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets." Under SFAS 142, goodwill is no longer amortized, but is reviewed for impairment annually or more frequently if certain indicators arise. In accordance with SFAS 142, the Company completed the transitional impairment test of goodwill during the second quarter ended April 30, 2002, which indicated that goodwill was not impaired. The Company again reviewed goodwill for impairment as of August 31, 2003 and 2002, which indicated that goodwill was not impaired. The Company plans to perform this annual impairment test as of August 31 each year or more frequently if certain indicators arise.

        The carrying amounts of goodwill as of October 31, 2003 and 2002 are as follows (in thousands):

Vehicular Segment	$13,496
Building Products Segment	52,940

Total	$66,436

        Intangible assets consist of the following (in thousands):

	As of October 31, 2003
	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Non-compete Agreements	$313	$119
Patents	443	82

Total	$756	$201

Unamortized intangible assets:
Tradename	$2,200

        The aggregate amortization expense for intangible assets for the years ended October 31, 2003 and 2002 is $115 thousand and $86 thousand, respectively. Estimated amortization expense for the next five years follows (in thousands):

Fiscal years ending October 31,	Estimated Amortization
2004	$115
2005	$96
2006	$86
2007	$46
2008	$33

        The following proforma table compares the three most recent fiscal years as if SFAS No. 142 had been in effect for the entire period (in thousands):

	For the Year Ended October 31,
	2003	2002	2001
Reported Net income	$42,887	$55,482	$29,194
Add back: Goodwill amortization (net of taxes)	—	—	1,487

Proforma Net income	$42,887	$55,482	$30,681

Basic earnings per share:
Reported Net income	$2.65	$3.74	$2.18
Goodwill amortization (net of taxes)	—	—	0.11

Proforma earnings per share	$2.65	$3.74	$2.29

Diluted earnings per share:
Reported Net income	$2.62	$3.52	$2.07
Goodwill amortization (net of taxes)	—	—	0.10

Proforma diluted earnings per share	$2.62	$3.52	$2.17

5.     Earnings per Share

        The computational components of basic and diluted earnings per share are as follows (shares and dollars in thousands except per share amounts):

	For the Year Ended October 31, 2003
	Numerator (Income)	Denominator (Shares)	Per Share Amount
Basic earnings per share computation	$42,887	16,154	$2.65

Effect of dilutive securities
Effect of common stock equivalents arising from stock options	—	166
Effect of common stock held by rabbi trust	—	64

Diluted earnings per share computation	$42,887	16,384	$2.62

	For the Year Ended October 31, 2002
	Numerator (Income)	Denominator (Shares)	Per Share Amount
Basic earning per share computation	$55,482	14,823	$3.74

Effect of dilutive securities
Effect of common stock equivalents arising from stock options	—	284
Effect of common stock held by rabbi trust	—	40
Effect of conversion of subordinated debentures	1,610	1,090

Diluted earnings per share computation	$57,092	16,237	$3.52

	For the Year Ended October 31, 2001
	Numerator (Income)	Denominator (Shares)	Per Share Amount
Basic earnings per share computation	$29,194	13,399	$2.18

Effect of dilutive securities
Effect of common stock equivalents arising from stock options	—	58
Effect of common stock held by rabbi trust	—	74
Effect of conversion of subordinated debentures	2,810	1,895

Diluted earnings per share computation	$32,004	15,426	$2.07

6.     Inventories

        Inventories consist of the following:

	October 31,
	2003	2002
	(In thousands)
Raw materials	$18,502	$22,994
Finished goods and work in process	49,184	55,314

	67,686	78,308
Other	9,575	8,341

Total	$77,261	$86,649

        The values of inventories are based on the following accounting methods:

LIFO	$54,332	$64,269
FIFO	22,929	22,380

Total	$77,261	$86,649

        With respect to inventories valued using the LIFO method, replacement cost exceeded the LIFO value by approximately $13,946,000 and $7,884,000 at October 31, 2003 and 2002, respectively.

7.     Property Plant and Equipment

        Property, plant and equipment consist of the following:

	October 31,
	2003	2002
	(In thousands)
Land and land improvements	$21,958	$21,927
Buildings	118,182	117,463
Machinery and equipment	599,355	583,894
Construction in progress	17,996	14,685

	757,491	737,969
Less accumulated depreciation and amortization	(447,041)	(413,341)

	$310,450	$324,628

        The Company had commitments for the purchase or construction of capital assets amounting to approximately $6 million at October 31, 2003.

8.     Accrued Liabilities

        Accrued liabilities consist of the following:

	October 31,
	2003	2002
	(In thousands)
Payroll, payroll taxes and employee benefits	$23,854	$28,016
Accrued contribution to pension funds	2,035	1,518
Interest	175	196
State and local taxes	1,785	2,444
Other	8,077	11,922

	$35,926	$44,096

9.     Income Taxes

        Income taxes are provided on taxable income at the statutory rates applicable to such income.

        Income tax expense consists of the following:

	Years Ended October 31,
	2003	2002	2001
	(In thousands)
Current:
Federal	$20,866	$22,453	$12,376
State	1,558	1,360	909

	22,424	23,813	13,285
Deferred	2,482	1,994	1,873

Income tax expense	$24,906	$25,807	$15,158

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Company's net deferred tax liability are as follows:

	October 31,
	2003	2002
	(In thousands)
Deferred tax liability:
Property, plant and equipment	$55,163	$55,510
Other	10,673	11,767

	65,836	67,277

Deferred tax assets:
Intangibles	1,363	2,859
Postretirement benefit obligation	3,328	3,363
Other employee benefit obligations	6,418	6,247
Environmental accruals	5,898	6,518
Other	2,694	5,568

	19,701	24,555

Net deferred tax liability	$46,135	$42,722

Deferred income tax non-current liability	$51,782	$50,760
Deferred tax current assets	(5,647)	(8,038)

Net deferred tax liability	$46,135	$42,722

        Income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before income taxes for the following reasons:

	Years Ended October 31,
	2003	2002	2001
	(In thousands)
Income tax expense at statutory tax rate	$24,817	$28,278	$14,828
Increase (decrease) in taxes resulting from:
State income taxes, net of federal effect	2,071	2,301	642
Life insurance benefit	(753)	(3,157)	—
Goodwill	—	—	664
Other items, net	(1,229)	(1,615)	(976)

	$24,906	$25,807	$15,158

        The Company reached a settlement with the Internal Revenue Service with respect to the audit of certain portions of fiscal years 1997, 1998 and 1999. The Company currently has a case in Tax Court regarding the disallowance of a capital loss realized in 1997.

        During 2003, the Company made tax payments of $503,000 related to the 1999 audit. Adequate provision had been made in prior years and the Company believes the outcome of these tax matters will not have a material impact on its financial position or results of operations.

10.   Long-Term Debt and Financing Arrangements

        Long-term debt consists of the following:

	October 31,
	2003	2002
	(In thousands)
"Bank Agreement" Revolver	$10,000	$65,000
Convertible subordinated debentures redeemed June 12, 2002	—	—
Industrial Revenue and Economic Development Bonds, unsecured, principle due in the years 2005 and 2010, bearing interest ranging from 6.50% to 8.375%	1,665	1,665
State of Alabama Industrial Development Bonds	3,450	3,800
Scott County, Iowa Industrial Waste Recycling Revenue Bonds	2,200	2,400
Temroc Industrial Development Revenue Bonds	2,228	2,425
Other	227	275

	$19,770	$75,565
Less maturities due within one year included in current liabilities	3,877	434

	$15,893	$75,131

Current Bank Agreement

        In November 2002, the Company entered into a secured $200 million Revolving Credit Agreement ("Bank Agreement"). The Bank Agreement is secured by all Company assets, excluding land and buildings. The current Bank Agreement expires November 2005 and provides for up to $25 million for standby letters of credit, limited to the undrawn amount available under the current Bank Agreement. All borrowings under the current bank agreement bear interest, at the option of the Company, at either (a) the prime rate or federal funds rate plus one percent, whichever is higher, or (b) a Eurodollar based rate. The weighted average interest rate on borrowings under this agreement was 2.07% for 2003. The current Bank Agreement requires facility fees, which are not significant, maintenance of certain financial ratios and maintenance of a minimum consolidated tangible net worth. As of October 31, 2003, the company was in compliance with all current Bank Agreement covenants.

        On December 19, 2003, subsequent to their fiscal 2003 year end, Quanex executed an agreement with their credit facility banks to increase the Bank Agreement revolver to $310 million to provide funds necessary for the North Star and TruSeal acquisitions, as detailed in Note 19.

Previous Bank Agreement "Revolver"

        In July 1996, the Company entered into an unsecured $250 million Revolving Credit and Term Loan Agreement ("Bank Agreement"). At October 31, 2002 and 2001, this Bank Agreement consisted of a revolving line of credit ("Revolver") under which the Company had $65 and $140 million, respectively, in borrowings. The weighted average interest rates on borrowings under the Revolver were 2.64% and 6.03% in 2002 and 2001, respectively. This Bank Agreement was replaced with a new Bank Agreement which is described above. The intent and ability to refinance the outstanding balance on this bank agreement on a long-term basis was evidenced by the signing of the new bank agreement in November 2002. Therefore, the outstanding balance under the previous bank agreement revolver was classified as non-current as of October 31, 2002.

Convertible Subordinated Debentures

        On June 30, 1995, the Company exercised its right under the terms of its Cumulative Convertible Exchangeable Preferred Stock to exchange such stock for the 6.88% Convertible Subordinated Debentures due June 30, 2007 ("Debentures"). Interest was payable semi-annually on June 30 and

December 31 of each year. The Debentures were subordinate to all senior indebtedness of the Company and were convertible, at the option of the holder, into shares of the Company's common stock at a conversion price of $31.50 per share.

        During fiscal 2001 and 2000, respectively, the Company accepted unsolicited block offers to buy back $4.6 and $10.4 million, respectively, principal amount of its Convertible Subordinated Debentures.

        On May 9, 2002, the Company announced that it would redeem the remaining $58.7 million principal amount of its 6.88% Convertible Subordinated Debentures. The Company set a redemption date of June 12, 2002 for all debentures outstanding. The redemption price was 100.688% of the principal amount plus accrued interest to the redemption date. Holders of the debentures had the right, as an alternative to redemption, to convert the debentures into shares of common stock of Quanex Corporation at a conversion price of $31.50 per share of common stock. The right to convert the debentures expired at the close of business on June 5, 2002. As of June 5, 2002, $57.4 million aggregate principal amount of the subordinated debentures were converted to 1.8 million shares of Company stock and $1.3 million of the subordinated debentures were redeemed on June 12, 2002.

        As a result of the redemption of the subordinated debentures, a loss of $930 thousand was recognized in fiscal 2002 due to the early extinguishment of debt. This loss resulted from the write-off of the remaining debt issuance costs associated with the subordinated debentures, as well as the .688% premium paid on the $1.3 million of debentures, which were redeemed. In accordance with SFAS No. 145, this loss was classified as ordinary instead of an extraordinary item, net of tax.

Other Debt Instruments

        The State of Alabama Industrial Development Bonds were assumed as part of the Nichols Aluminum Alabama acquisition. These bonds mature August 1, 2004 with interest payable monthly. The bonds bear interest at the weekly interest rate as determined by the remarketing agent under then prevailing market conditions to be the minimum interest rate, which, if borne by the bonds on the effective date of such rate, would enable the remarketing agent to sell the bonds on such business day at a price (without regard to accrued interest) equal to the principal amount of the bonds. The interest rate, however, may not exceed 13% per annum. Interest rates during the year ended October 31, 2003 ranged from 0.90% to 2.05%. These bonds are secured by a Letter of Credit.

        On June 1, 1999, the Company borrowed $3 million through Scott County, Iowa Variable Rate Demand Industrial Waste Recycling Revenue Bonds Series 1999. The bonds require 15 annual principal payments of $200 thousand beginning on July 1, 2000. The variable interest rate is established by the remarketing agent based on the lowest weekly rate of interest that would permit the sale of the bonds at par, on the basis of prevailing financial market conditions. Interest is payable on the first business day of each calendar month. Interest rates on these bonds during fiscal 2003 have ranged from 1.00% to 2.10%. These bonds are secured by a Letter of Credit.

        The Temroc Industrial Development Revenue Bonds were obtained as part of the acquisition of Temroc. These bonds are due in annual installments through October 2012. Interest is payable semi-annually at fixed rates from 4.5% to 5.6% depending on maturity (average rate of 5.1% over the term of the bonds). These bonds are secured by a mortgage on Temroc's land and building.

        Aggregate maturities of long-term debt at October 31, 2003, are as follows (in thousands):

2004	$3,877
2005	429
2006	10,479
2007	451
2008	460
Thereafter	4,074

$19,770

11.   Pension Plans and Other Postretirement Benefits

        The Company has a number of retirement plans covering substantially all employees. The Company provides both defined benefit and defined contribution plans. In general, the plant or location of his/her employment determines an employee's coverage for retirement benefits.

Defined Benefit Plans:

        The single employer defined benefit pension plans pay benefits to employees at retirement using formulas based upon years of service and either compensation rates near retirement or a flat dollar multiplier, as applicable. The Company's funding policy is generally to make the minimum annual contributions required by applicable regulations. In fiscal 2002, the Company made the maximum income tax deductible contribution amount allowed. The Company has until July 15, 2004, to make its 2003 contribution. The plans invest primarily in marketable equity and debt securities.

        The Company also provides certain healthcare and life insurance benefits for eligible retired employees employed prior to January 1, 1993. Certain employees may become eligible for those benefits if they reach normal retirement age while working for the Company. The Company continues to fund benefit costs on a pay-as-you-go basis. For fiscal year 2003, the Company made benefit payments totaling $445,000, compared to $458,000, and $411,000 in fiscal 2002 and 2001, respectively.

        A reconciliation of the beginning benefit obligation to the ending benefit obligation follows:

	Pension Benefits		Postretirement Benefits
	October 31,
	2003	2002	2003	2002
	(In thousands)
Benefit obligation at beginning of year	$43,583	$37,151	$8,434	$7,321
Service cost	2,915	2,170	100	101
Interest cost	2,922	2,617	417	560
Amendments	487	19	—	(25)
Actuarial loss (gain)	4,112	2,734	(1,613)	935
Benefits paid	(1,021)	(743)	(445)	(458)
Administrative expenses	(482)	(365)	—	—

Benefit obligation at end of year	$52,516	$43,583	$6,893	$8,434

        A reconciliation of the beginning fair value of plan assets to the ending fair value of plan assets follows:

	Pension Benefits October 31,
	2003	2002
	(In thousands)
Fair value of plan assets at beginning of year	$28,427	$22,760
Actual return (loss) on plan assets	4,429	(1,407)
Employer contributions	1,518	8,182
Benefits paid	(1,021)	(743)
Administrative expenses	(482)	(365)

Fair value of plan assets at end of year	$32,871	$28,427

        A reconciliation of the funded status of the plans with the amounts recognized in the accompanying balance sheets is set forth below:

	Pension Benefits		Postretirement Benefits
	October 31,
	2003	2002	2003	2002
	(In thousands)
Funded status	$(19,645)	$(15,156)	$(6,893)	$(8,434)
Unrecognized transition asset	(158)	(268)	—	—
Unrecognized prior service cost	1,599	1,305	(537)	(595)
Unrecognized net loss (gain)	15,405	13,953	(385)	1,131
Other	5	5	(30)	(30)

Accrued benefit cost	$(2,794)	$(161)	$(7,845)	$(7,928)

Amounts recognized in the Balance Sheet:
Deferred benefit credit	$(8,323)	$(4,960)	$(7,845)	$(7,928)
Accrued contribution to pension	(2,035)	(1,518)	—	—
Intangible asset	1,599	1,305	—	—
Accumulated other comprehensive income	5,965	5,012	—	—

Accrued benefit cost	$(2,794)	$(161)	$(7,845)	$(7,928)

        Below is data related to pension plans in which the accumulated benefit obligation exceeds plan assets.

	Pension Benefits		Postretirement Benefits
	October 31,
	2003	2002	2003	2002
	(In thousands)
Accumulated benefit obligation	$43,234	$34,910	$6,893	$8,434
Fair value of plan assets	32,871	28,427	—	—

        Below are the assumptions used.

	Pension Benefits			Postretirement Benefits
	October 31,
	2003	2002	2001	2003	2002	2001
	(In thousands)
Discount rate	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
Expected return on plan assets	8.50%	8.50%	10.00%	—	—	—
Rate of compensation increase	4.00%	4.00%	4.00%	—	—	—

        The assumed health care cost trend rate was 9.00% in 2003, decreasing uniformly to 4.50% in the year 2009 and remaining level thereafter. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of October 31, 2003 would be increased by 1.95%. The effect of this change on the sum of the service cost and interest cost would be an increase of 1.37%. If the health care cost trend rate assumptions were decreased by 1%, the accumulated postretirement benefit obligation as of October 31, 2003 would be decreased by 1.76%. The effect of this change on the sum of the service cost and interest cost would be a decrease of 1.21%.

        Net pension costs for the single employer defined benefit pension plans were as follows:

	Years Ended October 31,
	2003	2002	2001
	(In thousands)
Service Cost	$2,915	$2,170	$1,976
Interest cost	2,922	2,617	2,450
Expected return on plan assets	(2,444)	(2,044)	(2,421)
Amortization of unrecognized transition asset	(111)	(111)	(111)
Amortization of unrecognized prior service cost	193	163	109
Amortization of unrecognized net loss	677	263	—
Other	—	(2)	—

Net periodic pension cost	$4,152	$3,056	$2,003

        Net periodic costs for the postretirement benefit plans other than pensions were as follows:

	Years Ended October 31,
	2003	2002	2001
	(In thousands)
Net periodic postretirement benefit cost:
Service cost	$100	$102	$100
Interest cost	417	560	521
Net amortization and deferral	(155)	(54)	(65)

Net periodic postretirement benefit cost	$362	$608	$556

Defined Contribution Plans:

        The Company has various defined contribution plans in effect for certain eligible employees. The Company makes contributions to the plans subject to certain limitations outlined in the plans. Contributions to these plans were approximately $5,451,000, $5,456,000, and $4,696,000 during fiscal 2003, 2002, and 2001, respectively.

Other:

        Quanex has a Supplemental Benefit Plan covering certain key officers of the Company. Earned vested benefits under the Supplemental Benefit Plan were approximately $745,000, $2,234,000 and $5,456,000 at October 31, 2003, 2002 and 2001, respectively. These benefits are funded with life insurance policies purchased by the Company.

12.   Industry Segment Information

        The Company reports segment information in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 requires that the Company disclose certain information about its operating segments where operating segments are defined as "components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance". Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

        Beginning in 2002, Quanex began reporting under these two market focused segments. The vehicular products segment is comprised of MACSTEEL and Temroc. The building products segment is comprised of Engineered Products and Nichols Aluminum. Corporate and other will include corporate office charges, intersegment eliminations and LIFO inventory adjustments.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies, with the exception of the inventory valuation method. Quanex measures its inventory at the segment level on a FIFO basis, however at the consolidated Quanex level, the majority of the inventory is measured on a LIFO basis. See Note 6 to the financial statements for more information. The Company accounts for intersegment sales and transfers as though the sales or transfers were to third parties, that is, at current market prices.

        For the years ended October 31, 2003, 2002 and 2001, no one customer represented 10% or more of the consolidated net sales of the Company.

	For the Years Ended October 31,
	2003	2002	2001
	($ in thousands)
Net Sales
Vehicular Products(3)	$413,293	$387,254	$353,793
Building Products(4)	562,709	534,856	485,046

Consolidated	$976,002	$922,110	$838,839

Operating Income (Loss):
Vehicular Products(3)	$53,302	$56,787	$44,210
Building Products(4)	35,648	37,985	23,662
Corporate & Other(1)	(20,061)	(12,291)	(13,812)

Consolidated	$68,889	$82,481	$54,060

Depreciation and Amortization:
Vehicular Products(3)	$25,876	$24,021	$22,204
Building Products(4)	16,140	15,471	17,040
Corporate & Other(1)	377	525	577

Consolidated	$42,393	$40,017	$39,821

Capital Expenditures:(2)
Vehicular Products(3)	$13,874	$21,245	$46,288
Building Products(4)	14,253	11,464	8,241
Corporate & Other(1)	138	118	165

Consolidated	$28,265	$32,827	$54,694

Identifiable Assets:
Vehicular Products(3)	$315,757	$321,132	$314,952
Building Products(4)	278,629	283,475	269,387
Discontinued Operations(5)	52,614	66,107	80,838
Corporate & Other(1)	36,467	42,106	65,802

Consolidated	$683,467	$712,820	$730,979

Goodwill, Net
Vehicular Products	$13,496	$13,496	$13,496
Building Products	52,940	52,940	45,730

	$66,436	$66,436	$59,226

(1)
Included in "Corporate and Other" are intersegment eliminations, corporate expenses and LIFO inventory adjustments.

(2)
Includes capitalized interest.

(3)
Fiscal 2001 results include Temroc operations since the acquisition date of November 30, 2000. See Note 2.

(4)
Fiscal 2002 results include COLONIAL CRAFT operations since the acquisition date of February 12, 2002. See Note 2.

(5)
Piper Impact is included in discontinued operations for all periods presented.

Net Sales by Product Information

	Years Ended October 31,
	2003	2002	2001
	(In thousands)
Net Sales
Engineered Steel Bars	$393,505	$365,393	$330,692
Aluminum Mill Sheet Products	406,287	383,864	361,660
Window and Door Components	156,422	150,992	123,386
Extruded and Fabricated Products	19,788	21,861	23,101

Total	$976,002	$922,110	$838,839

Geographic Information

	Years Ended October 31,
	2003	2002	2001
	(In thousands)
Net Sales
United States	$901,737	$858,582	$784,649
Mexico	22,043	19,242	16,148
Canada	37,474	32,673	26,176
Asian countries	9,917	7,882	7,128
European countries	4,133	3,532	4,315
Other foreign countries	698	199	423

Total	$976,002	$922,110	$838,839

        Net sales by geographic region is attributed to countries based on the location of the customer. Operations of the Company and all identifiable assets are located in the United States.

13.   Preferred Stock Purchase Rights

        The Company declared a dividend in 1986 of one Preferred Stock Purchase Right (a "Right") on each outstanding share of its common stock. This action was intended to assure that all shareholders would receive fair treatment in the event of a proposed takeover of the Company. On April 26, 1989, the Company amended the Rights to provide for additional protection to shareholders and to provide the Board of Directors of the Company with needed flexibility in responding to abusive takeover tactics. On April 15, 1999, the Second Amended and Restated Rights Agreement went into effect. Each Right, when exercisable, entitles the holder to purchase 1/100th of a share of the Company's Series A Junior Participating Preferred Stock at an exercise price of $90. Each 1/100th of a share of Series A Junior Participating Preferred Stock will be entitled to a dividend equal to the greater of $.01 or the dividend declared on each share of common stock, and will be entitled to 1/100th of a vote, voting together with the shares of common stock. The Rights will be exercisable only if, without the Company's prior consent, a person or group of persons acquires or announces the intention to acquire 20% or more of the Company's common stock. If the Company is acquired through a merger or other business combination transaction, each Right will entitle the holder to purchase $120 worth of the surviving company's common stock for $90. Additionally, if someone acquires 20% or more of the Company's common stock, each Right, not owned by the 20% or greater shareholder, would permit the holder to purchase $120 worth of the Company's common stock for $90. The Rights are redeemable, at the option of the Company, at $.02 per Right at any time until ten days after someone acquires 20% or more of the common stock. The Rights expire April 15, 2009.

        As a result of the Rights distribution, 150,000 of the 1,000,000 shares of authorized Preferred Stock were reserved for issuance as Series A Junior Participating Preferred Stock.

14.   Stock Repurchase Program and Treasury Stock

        In December 1999, Quanex announced that its Board of Directors approved a program to repurchase up to 2 million shares of the Company's common stock in the open market or in privately negotiated transactions.

        During the fiscal year ended October 31, 2001, the Company repurchased 119,000 shares at a cost of $2.2 million. The cost of treasury shares of $12.7 million at October 31, 2001 was reflected as a reduction of stockholders' equity in the balance sheet.

        The stock purchase program was suspended and no treasury shares were purchased during fiscal 2002. A majority of the 633,935 shares held in treasury at October 31, 2001 were reissued through stock option exercises or other compensation plans during fiscal 2002, leaving no shares in treasury as of October 31, 2002.

        On December 5, 2002, the Board of Directors approved another program to purchase up to a total of 1 million shares of its common stock in the open market or in privately negotiated transactions. During the year ended October 31, 2003, the Company repurchased 438,600 shares at a cost of approximately $13.5 million. These shares were placed in treasury. During the year ended October 31, 2003, 161,677 of these shares were used for the exercise of options. There are currently 294,803 shares in treasury stock with a remaining carrying value of approximately $9.2 million.

15.   Restricted Stock and Stock Option Plans

Key Employee and Non-Employee Director Plans:

        The Company has restricted stock and stock option plans which provide for the granting of common shares or stock options to key employees and non-employee directors.

Restricted Stock Plans

        Under the Company's restricted stock plans, common stock may be awarded to key employees, officers and non-employee directors. The recipient is entitled to all of the rights of a shareholder, except that during the forfeiture period the shares are nontransferable. The awards vest over a specified time period. Upon issuance of stock under the plan, unearned compensation equal to the market value at the date of grant is charged to stockholders' equity and subsequently amortized to expense over the restricted period. There were 3,000, 0 and 44,000 restricted shares granted in 2003, 2002 and 2001, respectively. The amount charged to compensation expense in 2003, 2002 and 2001 was $294,000, $479,000 and $368,000, respectively, relating to amortization of restricted stock granted in 2003 and prior years. In December 2003, subsequent to the fiscal year ended October 31, 2003, the Company granted 23,800 restricted shares to certain officers and directors.

Stock Option Plans

        Under the Company's option plans, options are granted at prices determined by the Board of Directors which may not be less than the fair market value of the shares at the time the options are granted. Unless otherwise provided by the Board at the time of grant, options become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of grant and must be exercised no later than ten years from the date of grant. Effective December 5, 2002, the 1996 Employee Plan (the "1996 Plan") was amended to add non-employee Directors as eligible participants under that plan. This amendment also increased the number of shares available for options and restricted stock awards under the 1996 Plan by 1,200,000 shares. There were 1,348,633, 391,597 and 388,145 shares available for granting of options at October 31, 2003, 2002, and 2001, respectively. The exercise price for the outstanding options as of October 31, 2003 range from $18.19 to $40.05 per share.

        Stock option transactions for the three years ended October 31, 2003, were as follows:

	Shares Exercisable	Shares Under Option	Average Price Per Share
Balance at October 31, 2000	1,139,546	1,622,103	$22

Granted		382,000	24
Exercised		(70,048)	20
Cancelled		(23,751)	21

Balance at October 31, 2001	1,291,129	1,910,304	$23

Granted		15,000	36
Exercised		(1,085,250)	23
Cancelled/Lapsed		(18,452)	22

Balance at October 31, 2002	489,366	821,602	$23

Granted		285,500	32
Exercised		(180,936)	22
Cancelled/Lapsed		(45,536)	27

Balance at October 31, 2003	504,535	880,630	$25

        In November and December 2003, subsequent to the fiscal year ended October 31, 2003, the Company granted 173,100 options to certain officers and employees at an average exercise price of $39.60 per share.

Non-Employee Director Plans:

        The Company has various non-employee Director plans, which are described below:

1987 Non-Employee Directors Plan

        The Company's 1987 Non-employee Directors stock option plan provides for the granting of stock options to non-employee Directors to purchase up to an aggregate amount of 100,000 shares of common stock. The plan provides that each non-employee Director and each future non-employee Director, as of the first anniversary of the date of his/her election as a Director of the Company, will be granted an option to purchase 10,000 shares of common stock at a price per share of common stock equal to the fair market value of the common stock as of the date of the grant. During 1998, the Board of Directors passed a resolution, which reduced the number of options to be granted from 10,000 to 6,000.

        Options become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of the grant and must be exercised no later than 10 years from the date of grant. No options may be granted under the plan after June 22, 1997. There were no shares available for granting of options at October 31, 2003, 2002, or 2001. The exercise price of the all of the shares outstanding as of October 31, 2003 was $19.88. Stock option transactions for the three years ended October 31, 2003, were as follows:

	Shares Exercisable	Shares Under Option	Average Price Per Share
Balance at October 31, 2000	20,000	20,000	$20

Granted		—	—
Exercised		—	—
Cancelled		—	—

Balance at October 31, 2001	20,000	20,000	$20

Granted		—	—
Exercised		(15,000)	20
Cancelled		—	—

Balance at October 31, 2002	5,000	5,000	$20

Granted		—	—
Exercised		—	—
Cancelled		—	—

Balance at October 31, 2003	5,000	5,000	$20

1989 Non-Employee Directors Plan

        The Company's 1989 Non-employee Directors stock option plan provides for the granting of stock options to non-employee Directors to purchase up to an aggregate of 210,000 shares of common stock. Each non-employee Director as of December 6, 1989 was granted an option to purchase 3,000 shares of common stock at a price per share of common stock equal to the fair market value of the common stock as of the date of grant. Also, each non-employee Director who is a director of the Company on any subsequent October 31, while the plan is in effect and shares are available for the granting of options hereunder, shall be granted on such October 31, an option to purchase 3,000 shares of common stock at a price equal to the fair market value of the common stock as of such October 31. During 1998, the Board of Directors passed a resolution, which decreased the number of options to be granted annually as prescribed above from 3,000 to 2,000. Options become exercisable at any time commencing six months after the grant and must be exercised no later than 10 years from the date of grant. No option may be granted under the plan after December 5, 1999. There were no shares available for granting of options at October 31, 2003, 2002 or 2001. The exercise price of the options outstanding as of October 31, 2003 ranged from $16.88 to $28.50.

        Stock option transactions for the three years ended October 31, 2003, were as follows:

	Shares Exercisable	Shares Under Option	Average Price Per Share
Balance at October 31, 2000	135,000	135,000	$23

Granted		—	—
Exercised		(14,000)	20
Cancelled		(6,000)	22

Balance at October 31, 2001	115,000	115,000	$24

Granted		—	—
Exercised		(51,000)	23
Cancelled		(3,000)	19

Balance at October 31, 2002	61,000	61,000	$25

Granted		—	—
Exercised		(11,000)	22
Cancelled		—	—

Balance at October 31, 2003	50,000	50,000	$25

1997 Non-Employee Directors Plan

        The Company's 1997 Non-Employee Directors stock option plan provided for the granting of stock options to non-employee Directors to purchase up to an aggregate of 400,000 shares of common stock. On December 5, 2002, the Company elected to terminate future grants of options under this plan. There were two types of grants under this plan which are described as follows:

Automatic Annual Grants

        While this plan was in effect and shares were still available for the granting of options hereunder, each non-employee Director who was a director of the Company on October 31 and who had not received options under the 1989 Non-Employee Director plan would be granted on such October 31, an option to purchase such number of shares of common stock as is determined by the Board of Directors at a price equal to the fair market value of the common stock as of such October 31. These options are exercisable in full immediately upon the date of grant.

New Director Grants

        While this plan was in effect and shares were still available for the granting of options hereunder, there would be granted to each non-employee Director who was not granted an option under the 1987 Non-Employee Director Stock Option Plan as of the date upon which such director shall have continuously served as a director of the Company for a period of one year an option to purchase such number of Quanex Corporation shares of stock as is determined by the Board of Directors. These Plan options become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of the grant and must be exercised no later than 10 years from the date of grant.

        There were 0, 332,000 and 350,000 shares available for granting of options at October 31, 2003, 2002 and 2001, respectively. The exercise price of the options outstanding as of October 31, 2003 ranged from $18.25 to $35.85. Stock option transactions for the three years ended October 31, 2003, were as follows:

	Shares Exercisable	Shares Under Option	Average Price Per Share
Balance at October 31, 2000	25,333	36,000	$21

Granted		14,000	26
Exercised		—	—
Cancelled		—	—

Balance at October 31, 2001	44,666	50,000	$22

Granted		18,000	36
Exercised		(15,000)	21
Cancelled		—	—

Balance at October 31, 2002	47,000	53,000	$27

Granted		—	—
Exercised		(6,000)	18
Cancelled		—	—

Balance at October 31, 2003	43,000	47,000	$28

16.   Financial Instruments and Risk Management

        Effective November 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, which requires the Company to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

        In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". The provisions of this statement are effective for contracts entered into or modified after June 30, 2003, with certain exceptions. The Company does not anticipate any material impact on the Company's financial position, results of operations, or cash flows as a result of adoption.

Metal Exchange Forward Contracts

        The Company's aluminum mill sheet products segment, Nichols Aluminum, uses various grades of aluminum scrap as well as prime aluminum ingot as a raw material for its manufacturing process. The price of this aluminum raw material is subject to fluctuations due to many factors in the aluminum market. In the normal course of business, Nichols Aluminum enters into firm price sales commitments with its customers. In an effort to reduce the risk of fluctuating raw material prices, the Company enters into firm price raw material purchase commitments (which are designated as "normal purchases" under SFAS No. 133) as well as forward contracts on the London Metal Exchange ("LME"). The Company's risk management policy as it relates to these LME contracts is to enter into contracts to cover the raw material needs of the Company's committed sales orders, net of fixed price purchase commitments.

        Through the use of firm price raw material purchase commitments and LME contracts, the Company intends to protect gross margins from the effects of changing prices of aluminum. To the extent that the raw material costs factored into the firm price sales commitments are matched with firm price raw material purchase commitments, changes in aluminum prices should have no effect on the Company. Where firm price sales commitments are matched with LME contracts, the Company is subject to the ineffectiveness of LME contracts to perfectly hedge raw material prices.

        The Company grouped LME contracts into two types: customer specific and non-customer specific. The customer specific contracts have been designated as cash flow hedges of forecasted aluminum raw material purchases in accordance with SFAS No. 133. The non-customer specific LME contracts that were used to manage or balance the raw material needs were designated as hedges and, therefore, did not receive hedge accounting under SFAS No. 133. Both types of contracts were measured at fair market value on the balance sheet.

        The Company adopted SFAS No. 133 effective November 1, 2000 recording a derivative liability of $372 thousand representing the fair value of these contracts as of that date. A corresponding amount, net of taxes of $145 thousand, was recorded in other comprehensive income.

        At October 31, 2001, open LME contracts covered notional volumes of 45.4 million pounds and had a fair value net loss of approximately $1.8 million, which was recorded as part of other current and non-current assets and liabilities in the financial statements. During the years ended October 31, 2003 and 2002, Nichols Aluminum primarily used firm price raw material purchase commitments instead of LME forward contracts to lock in raw material prices. At October 31, 2002, the Company had no open LME forward contracts and therefore no asset or liability associated with metal exchange derivatives. At October 31, 2003, two open LME contracts covered notional volumes of 1.3 million pounds and had a fair value net loss of approximately $46 thousand, which was recorded as part of other current assets and other current liabilities in the financial statements.

        The effective portion of the gains and losses related to the customer specific forward LME contracts designated as hedges are reported in other comprehensive income. These gains and losses are reclassified into earnings in the periods in which the related inventory is sold. Gains and losses on these customer specific hedge contracts, including amounts related to hedge ineffectiveness, are reflected in "Cost of sales" in the income statement. For the years ended October 31, 2003, 2002 and 2001, net gains of $14 thousand, $136 thousand and a net loss of $283 thousand, respectively, were recognized in "Cost of sales" representing the amount of the hedges' ineffectiveness. No components of these gains and losses were excluded from the assessment of hedge effectiveness. Additionally, no hedge contracts were discontinued due to the determination that the original forecasted transaction would not occur. Accordingly, there was no income statement impact related to that action.

        The entire amount of gains and losses of the non-customer specific forward LME contracts not designated as hedges were reflected in "Cost of sales" in the income statement in the period in which they occurred. These gains and losses included the changes in fair market value during the period for all open and closed contracts.

Interest Rate Swap Agreements

        In fiscal 1996, the Company entered into interest rate swap agreements, which effectively converted $100 million of its variable rate debt under the Bank Agreement Revolver to fixed rate. The

Company's risk management policy related to these swap agreements is to hedge the exposure to interest rate movements on a portion of its long-term debt. Under the swap agreements, payments are made based on a fixed rate ($50 million at 7.025% and $50 million at 6.755%) and received on a LIBOR based variable rate (1.82% at October 31, 2002). Differentials to be paid or received under the agreements are recognized as interest expense. The agreements matured in 2003. The Company has designated the interest rate swap agreements as cash flow hedges of future interest payments on its variable rate debt under the Bank Agreement Revolver.

        Accounting before adoption of SFAS No. 133:    Prior to the adoption of SFAS No. 133 on November 1, 2000, hedging gains and losses were included in "Interest Expense" in the income statement based on the quarterly swap settlement.

        Accounting after adoption of SFAS No. 133:    On November 1, 2000, the Company recorded a derivative liability of $918 thousand, representing the fair value of the swaps as of that date. A corresponding amount, net of income taxes of $358 thousand, was recorded to other comprehensive income.

        The fair value of the swaps as of October 31, 2003, 2002 and 2001 was $0, a loss of $4.0 million and a loss of $7.3 million, respectively, which is recorded in other current liabilities. Gains and losses related to the swap agreements will be reclassified into earnings in the periods in which the related hedged interest payments are made. Gains and losses on these agreements, including amounts recorded related to hedge ineffectiveness, are reflected in "Interest expense" in the income statement. Net losses of $157 thousand, $386 thousand and $730 thousand, were recorded as interest expense in the years ended October 31, 2003, 2002 and 2001, respectively, representing the amount of the hedge's ineffectiveness. No components of the swap instruments' losses were excluded from the assessment of hedge effectiveness.

        Discontinuance of cash flow hedge:    Based on future cash flow projections that were prepared during the second fiscal quarter period ended April 30, 2002, it was determined that it was probable that the Company would pay down its variable rate debt under the Bank Agreement Revolver to approximately $65 million by the end of this fiscal year. Based on these projections, a portion of the future projected cash flow being hedged (interest payments) would not occur. Therefore, during the period ended April 30, 2002, the Company discontinued hedge accounting under SFAS 133 for $35 million of the interest swap agreement and reclassified the related portion of other comprehensive income, a loss of $1.3 million to interest expense. Additionally, during the fourth fiscal quarter ended October 31, 2002, the timing of the finalization of the new bank agreement was determined.

        With the execution of the Bank Agreement in November 2002, the interest rate swaps no longer qualified as a hedge. As a result, the Company discontinued hedge accounting under SFAS No. 133 on the swaps after the effective date of the Bank Agreement and reclassified the related portion of other comprehensive income ($2.1 million) to interest expense in the fiscal quarter and year ended October 31, 2002.

        The interest rate swap agreements were effective until July 29, 2003 and the final interest settlement payment was made at that time. As of October 31, 2003, there were no open swap agreement contracts and therefore no asset or liability reflected on the balance sheet. A net loss of $2 thousand was recorded in interest expense in the year ended October 31, 2003, representing the change in the fair market value of the swap agreements since October 31, 2002.

Other Financial Assets and Liabilities

        The fair values of the Company's financial assets approximate the carrying values reported on the consolidated balance sheet. The fair value and carrying value of long-term debt was $19.8 million and $75.6 million, as of October 31, 2003 and 2002, respectively. The fair value of long-term debt was based on the quoted market price, recent transactions, or based on rates available to the Company for instruments with similar terms and maturities.

17.   Leases

        Quanex has operating leases for certain real estate and equipment. Rental expense for the years ended October 31, 2003, 2002 and 2001 was $2.2 million, $2.2 million and $2.1 million, respectively.

        Future minimum payments as of October 31, 2003, by year and in the aggregate under operating leases having non-cancelable lease terms in excess of one year were as follows (in thousands):

Operating Leases
2004	$2,063
2005	1,522
2006	1,176
2007	1,012
2008	648
Thereafter	462

Total	$6,883

18.   Contingencies

        Quanex is subject to loss contingencies arising from federal, state, and local environmental laws. Environmental expenditures are expensed or capitalized depending on their future economic benefit. The Company accrues its best estimates of its remediation obligations and adjusts such accruals as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. Costs of future expenditures for environmental remediation are not discounted to their present value. When environmental laws might be deemed to impose joint and several liability for the costs of responding to contamination, the Company accrues its allocable share of liability taking into account the number of companies participating, their ability to pay their shares, the volumes and nature of the wastes involved, the nature of anticipated response actions, and the nature of the Company's alleged connections. It is management's opinion that the Company has established appropriate reserves for environmental remediation obligations at several of its plant sites and disposal facilities. Those amounts are not expected to have a material adverse effect on the Company's financial condition. Total remediation reserves, at October 31, 2003, were approximately $16.8 million. These reserves include, without limitation, the Company's best estimate of liabilities related to costs for further investigations, environmental remediation, and corrective actions related to the acquisition of Piper Impact, the acquisition of Nichols Aluminum Alabama and the Company's former Tubing Operations. Actual cleanup costs at the Company's current plant sites, former plants, and disposal facilities could be more or less than the amounts accrued for remediation obligations. Because of uncertainties as to the extent of environmental impact and concurrence of governmental authorities, it is not possible at this point to reasonably estimate the amount of any obligation for remediation in excess of current accruals that would be material to Quanex's financial statements because of uncertainties as to the extent of environmental impact and concurrence of governmental authorities.

        From time to time, the Company and its subsidiaries are involved in various litigation matters arising in the ordinary course of their business. Although the ultimate resolution and impact of such litigation on the Company is not presently determinable, the Company's management believes that the eventual outcome of such litigation will not have a material adverse effect on the overall financial condition or results of operations of the Company.

19.   Subsequent Events

        On September 30, 2003 the Company announced that it signed a definitive purchase agreement with North Star Steel, a subsidiary of Cargill, Incorporated, to purchase the net assets of North Star's Monroe, Michigan based manufacturing facility in a cash transaction. The Company expects to close the transaction during its fiscal quarter ending January 31, 2004. North Star Steel—Monroe, located in Monroe, Michigan, is a scrap-based mini-mill producer of special bar quality and engineered steel bars primarily serving the light vehicle and heavy-duty truck markets. The facility, with revenues of approximately $175 million, can produce over 500,000 tons of bars in diameters from 0.5625" to 3.25". The facility employs approximately 380 employees. The operation will become part of Quanex's vehicular products segment and will be renamed MACSTEEL Monroe.

        On November 21, 2003 the Company announced that it had signed a definitive purchase agreement to purchase the stock of TruSeal Technologies, Inc., in a cash transaction. The Company expects to close the transaction during its fiscal quarter ending January 31, 2004. TruSeal, headquartered in Beachwood, Ohio, manufactures and markets a full line of patented, flexible insulating glass spacer systems and sealants for wood, vinyl and aluminum windows. The product separates and seals glass within the window frame and acts as a thermal barrier to conserve energy. TruSeal's revenue for calendar year 2003 is expected to be approximately $80 million and they employ about 300 employees. The operation will become part of Quanex's building products segment.

        These acquisitions will be financed through borrowings under the Company's existing Bank Agreement as amended on December 19, 2003. (See Note 10.)

20.   Discontinued Operations

        The Company classified Piper Impact as held for sale in the third quarter of fiscal year 2004. Piper Impact was historically included in the Company's Vehicular Products segment. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," Piper Impact's results of operations, financial position and cash flows have been reflected in the consolidated financial statements and notes as a discontinued operation for all periods presented. The Company received a Letter of Interest from a potential buyer and has been negotiating terms. The Company believes Piper Impact will be sold within one year.

        Related to the planned sale of Piper Impact, the Company expects to retain the environmental liability associated with one of the operating facilities that has been closed. The Company estimates the environmental liability to be $5.0 million as of July 31, 2004. For further discussion please refer to Note 14—Contingencies of our Form 10-Q for the quarter ended July 31, 2004 filed on September 14, 2004.

        Comparative balance sheets of the Piper Impact discontinued operation were as follows:

	October 31, 2003	October 31, 2002
	(In thousands)
Accounts and notes receivable, net	6,589	2,101
Inventories	2,061	4,107
Deferred income taxes	1,436	3,394
Other current assets	205	596

Total current assets	10,291	10,198
Property, plant and equipment, net	25,454	28,504
Other assets	16,867	21,401

	$52,612	$60,103

Accounts payable	$3,150	$2,419
Accrued liabilities	3,283	4,877

Total current liabilities	6,433	7,296
Other liabilities	542	32

Total liabilities	6,975	7,328

        Operating results of the Piper Impact discontinued operation were as follows:

	Years ended October 31,
	2003	2002	2001
	(In thousands)
Net sales	$55,213	$72,277	$85,514

Income (loss) before income taxes	(5,084)	819	3,256
Income tax benefit (expense)	1,970	(325)	(1,270)

Net income (loss) from discontinued operations	$(3,114)	$494	$1,986

QUANEX CORPORATION
SUPPLEMENTARY FINANCIAL DATA

Quarterly Results of Operations (Unaudited)

        The following sets forth the selected quarterly information for the years ended October 31, 2003 and 2002.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands except per share amounts)
2003:
Net sales	$215,707	$239,919	$247,386	$272,990
Gross profit	23,643	28,995	32,424	33,984
Net income	6,783	9,365	13,623	13,116
Earnings per share:
Basic earnings per share	$.41	$.58	$.85	$.82
Diluted earnings per share	.41	.58	.84	.80
2002:
Net sales	$185,668	$229,445	$249,412	$257,585
Gross profit	20,460	32,015	37,248	42,432
Net income	5,460	10,632	24,337	15,053
Earnings per share:
Basic earnings per share	$0.41	$0.77	$1.56	$0.92
Diluted earnings per share	0.39	0.70	1.42	0.97

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Year	Charged to Costs & Expenses	Write-offs	Other	Balance at End of Year
	(In thousands)
Allowance for doubtful accounts:
Year ended October 31, 2003	$6,425	$677	$(280)	$7	$6,829
Year ended October 31, 2002	$8,087	$1,513	$(3,213)	$38	$6,425
Year ended October 31, 2001	$9,963	$1,279	$(3,213)	$58	$8,087

Quarterly Financial Results
(from continuing operations)

	2003	2002	2001
Net Sales ($ millions)
January	215.7	185.7	177.1
April	239.9	229.4	199.1
July	247.4	249.4	228.3
October	273.0	257.6	234.3

Total	976.0	922.1	838.8

Gross Profit ($ millions)
January	23.6	20.5	18.9
April	29.0	32.0	21.7
July	32.4	37.3	31.2
October	34.0	42.4	36.1

Total	119.0	132.2	107.9

Income from Continuing Operations ($ millions)
January	7.5	5.0	3.4
April	9.9	10.0	3.7
July(1)(2)	15.0	24.3	9.2
October	13.6	15.7	10.9

Total	46.0	55.0	27.2

Income from Continuing Operations Per Basic Common Share ($)
January	.46	.37	.25
April	.62	.72	.28
July(1)(2)	.93	1.56	.69
October	.84	.96	.82
Fiscal Year	2.85	3.71	2.03
Quarterly Common Stock Dividends ($)
January	.17	.16	.16
April	.17	.16	.16
July	.17	.16	.16
October	.17	.16	.16

Total	.68	.64	.64

Common Stock Sales Price (High & Low—$)
January	37.55	29.64	21.00
	29.12	25.71	16.38
April	33.49	38.35	21.15
	27.93	28.63	17.35
July	33.49	44.19	27.55
	28.59	31.01	20.70
October	40.60	40.55	27.48
	29.94	33.18	20.75

(1)
Fiscal 2002 third quarter income from continuing operations includes a retired executive life insurance benefit of $9.0 million.

(2)
Fiscal 2003 third quarter income from continuing operations includes a retired executive life insurance benefit of $2.2 million.

Item 9. Change in and Disagreements with Accountants on Accounting and Financial Disclosure

        None

Item 9A. Controls and Procedures

        As of the end of the period covered by this report, Quanex management, including the Chief Executive Officer and Chief Financial Officer, have conducted an evaluation of the effectiveness of disclosure controls and procedures pursuant to Exchange Act Rule 13a-15. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures are effective in ensuring that all material information required to be filed in this annual report has been made known to them in a timely fashion. There have been no significant changes in internal controls, or in factors that could significantly affect internal controls, subsequent to the date the Chief Executive Officer and Chief Financial Officer completed their evaluation.

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  Exhibit 99.2
  Item 9. Change in and Disagreements with Accountants on Accounting and Financial Disclosure
  Item 9A. Controls and Procedures